Exhibit 99.1

Press Release	Source: Horizon Offshore Inc.

Horizon Offshore Announces Partial Collection of Pemex Claim,

Financing, Insurance Dispute and Agreement With Mr. Lam

HOUSTON, Sept. 20, 2004 (PRIMEZONE) -- Horizon Offshore, Inc. (NasdaqNM:HOFF - News) announced today that it collected $4.5 million from Pemex Exploracion y Produccion (Pemex) for a portion of its non-weather related claims arising out of the EPC-64 contract with Pemex. The proceeds were used to repay a portion of the Company's 18% subordinated notes issued in May 2004. The Company continues to pursue the remainder of its claims against Pemex.

The Company also announced that the holders of its 18% subordinated notes purchased an additional $5.3 million aggregate principal amount of 18% subordinated notes pursuant to an option granted to them under the May 27, 2004 purchase agreement. The notes were purchased at a 20% discount, for $4.3 million, and the proceeds will be used to meet the Company's immediate working capital needs. Despite receiving these additional proceeds, the Company believes that it will require additional liquidity to support its working capital needs. As a result, the Company continues to discuss the terms and structure of additional financing with the holders of the 18% subordinated notes and an equity or exchange offering or other transaction with the holders of the 16% and 18% subordinated notes to refinance a portion of such indebtedness.

The Company also announced that its ongoing negotiations to collect insurance proceeds from the underwriters on the policy of marine hull insurance, that was purchased to cover physical damage to the Gulf Horizon while on tow from the U.S. Gulf of Mexico to Israel, has resulted in litigation between the Company and the underwriters. The underwriters have filed a claim in the High Court of Justice in London, England seeking a declaration that they are entitled to deny coverage based on alleged misrepresentations in the Company's insurance application. The Company has filed a suit in Harris County, Texas, asserting a claim for the $28.0 million insured value of the vessel. The Company also has issued a notice to the underwriters that it intends to seek treble damages for the underwriters' claims handling practices. The Company believes the underwriters' action has no merit and intend to vigorously defend against any avoidance or denial of insurance coverage and to seek recovery of the full amount of the policy, plus damages. In the second quarter of 2004, the Company wrote-off the value of the Gulf Horizon and related assets and has recorded a receivable in an amount equal to the net book value of $22.3 million of the vessel and related assets and $1.6 million of sue and labor and administrative costs that have been incurred through August 31, 2004, that management believes are reimbursable under the insurance policy in addition to the insured value. Given the early stages of this litigation, the Company cannot predict whether a negotiated resolution of this dispute will occur or, if such a resolution does occur, the precise terms of such a resolution. As a result, the Company cannot guarantee the sufficiency of any insurance proceeds that may ultimately be collected, which may be more or less than the amount of the receivable that is recorded. If it is determined that the recovery will be less than the amount recorded, the Company will record the loss in the period in which such determination is made.

The Company announced that it has reached an agreement with Bill J. Lam to amend his employment agreement with the Company. Mr. Lam had the right to terminate his employment agreement for good reason as a result of the Company's engagement of Richard A Sebastiao as its chief restructuring officer. Pursuant to this amendment, Mr. Lam has agreed to not exercise his right to terminate his employment and will continue to oversee the daily operations of the Company in his capacity as President, unless the Company should terminate his employment at any time after September 29, 2004 or unless Mr. Lam should terminate his employment at any time after December 28, 2004. In the event of termination of Mr. Lam's employment with the Company, Mr. Lam has agreed to defer payment of the severance benefits due under his amended employment agreement. In addition, the Company has agreed to pay Mr. Lam additional consideration for agreeing to continue his employment with the Company and defer payment of a portion of the severance benefits due under his amended employment agreement.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and energy industries in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America, and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt, resolution of the Company's outstanding claims against Pemex and others; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like ``should,'' ``expects,'' ``believes,'' ``anticipates,'' ``may,'' ``could,'' etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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Contact:
Horizon Offshore, Inc. David W. Sharp (713) 361-2630